Exhibit 10.49

IN ACCORDANCE WITH ITEM 601(b) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION (THE “CONFIDENTIAL INFORMATION”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*****].

CISCO DISTRIBUTOR VALUE CREATED SERVICES PROGRAM ADDENDUM

This Addendum (the “Addendum”) to the Support Exhibit of the Two Tier Nonexclusive Distributor Agreement (“Agreement”) is entered into between Cisco Systems, Inc., a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, CA 95134 ("Cisco"), and ScanSource, Inc. ("Distributor"), a South Carolina corporation with a place of business at 6 Logue Court, Greenville, South Carolina, 29615. Cisco and Distributor may be referred to herein individually as a “Party” or collectively as the “Parties” and is effective as of the date of last signature below (the “Effective Date”).

WHEREAS, Cisco and Distributor previously entered into a Nonexclusive Value Added Distributor Agreement dated January 22, 2007, as amended (the "Agreement"), and are now supplementing the Agreement In the manner stated herein;

NOW THEREFORE, in consideration of the covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by all of the parties to this Amendment, Cisco and Distributor hereby represent, covenant and agree as follows:

1.	Cisco Distributor Value Created Services Program – Terms and Conditions

This Addendum sets forth additional terms and conditions for Distributor’s participation and purchase of services related to the Cisco Distributor Value Created Services Program during the term of the Agreement. Any terms not defined in this Addendum shall have the meaning stated in the Agreement. Except as modified by this Addendum, all terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms and conditions of this Addendum and any terms and conditions of the Agreement, this Addendum will prevail with regard to the subject matter herein.

This Addendum and the Agreement are the complete agreements between the parties and supersede all prior oral and written agreements, representations, warranties and commitments of the parties regarding subject matter herein.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Addendum.

Cisco System, Inc.                ScanSource, Inc.

By: /s/ Brian Dulac                By: /s/ Rich Long

Name: Brian Dulac                Name: Rich Long

Title: Controller, Finance                Title: President
Date:     March 2, 2015                Date: 2-24-15

Exhibit 10.49

ADDENDUM TO THE TWO TIER NONEXCLUSIVE DISTRIBUTOR AGREEMENT CISCO DISTRIBUTOR VALUE CREATED SERVICES PROGRAM TERMS AND CONDITIONS
1.0    DEFINITIONS.

1.1	Additional Program Documentation means the Performance Management Appendix, Eligibility Guide, Eligible Bookings Guide, and incorporated by reference within the Program Guide.

1.2	Deliverable(s) means, with respect to each Service Description, the items to be delivered by Cisco to Distributor as specified in the Service Description, including, without limitation, any Reports.

1.3	End User Network Information [*****].

1.4
Previous Service Program means the Cisco Partner Core-Bridge Program as defined in the Cisco Partner Core-Bridge Distributor Consumption Model Program Guide. Under which Distributor may have been previously participating and receiving services from Cisco prior to the Program defined under this Addendum becoming available.

1.5	Program means the Cisco Distributor Value Created Services Program.

1.6
Program Guide means the governing document for Cisco Distributor Value Created Services Program, defining program elements, including, but not limited to, eligibility, performance management, and any applicable rebates.

1.7
Report(s) means a report or reports generated by Cisco based on End User Network Information. The information contained in Reports may include part or all of the collected End User Network Information, product alert information, and such other information as Cisco deems appropriate.

1.8	Service(s) means those services made available under the Program.

1.9
Services Description means the description of the Services, as of the purchase date of such Services, to be made available by Cisco and the applicable terms and conditions under which those Services are provided.

1.10	Territory means the country or countries in which Distributor has been granted authorization by Cisco to participate in the Program.

1.11	Tool(s) means the software or hardware appliance, commonly referred to as "Data Collector Tools" or ''Collectors", [*****].

Exhibit 10.49

2.1	SCOPE OF THE PROGRAM.

2.2
The Cisco Distributor Value Created Services Program is a Cisco services program that grants participants accelerated access to purchase and provide support services for certain products as defined by the Program Guide. This Addendum sets forth the terms and conditions for Distributor's participation, purchase and/or license of Services solely from Cisco in the context of a Distributor-Led service offering as described further below and in the terms of the Services purchased under the Program. Subject to meeting eligibility criteria, Distributor is authorized to participate in the Program within the authorized Territory.

2.3	Upon execution of this Addendum, the Previous Service Program shall be automatically terminated and Distributor will no longer have rights under the Pervious Service Program.

3.0
QUALIFICATIONS OF DISTRIBUTOR. [*****] Additionally, Distributor understands and acknowledges that Cisco may from time to time require Cisco's Advanced Technology Provider certification or other specializations as a pre-requisite to the Distributor being certificated as meeting the requirements to support certain technologies or Products. These qualifications ("Eligibility Criteria") vary depending on Territory, and are more fully described in the Program Guide and/or Additional Program Documentation. Distributor will only be eligible to purchase Services if they have met the eligibility requirements of the specific Service offering. Eligibility Criteria includes, but is not limited to the following:

i)
Meeting the Distributor eligibility requirements, including training, testing, certification, demonstrating capabilities, and services delivery as described more fully in the Program Guide and/or Additional Program Documentation; and

ii)
Meeting or exceeding minimum program service metrics during the term of the Agreement in order to remain in the Program as outlined in the Program Guide and/or Additional Program Documentation. In the event Distributor does not meet qualifications, enrollment in the Program shall be revoked until such time as the Distributor has been reinstated in the Program, subject to meeting metrics or taking other actions as defined in the Program Guide and/or Additional Program Documentation.

4.0 CHANGE OF SCOPE. Cisco reserves the right to make changes to the Program, or parts thereof, at any time, including, but not limited to, the eligibility criteria, performance metrics, service offerings, and rebates. Any Program changes shall become effective [*****] from the date of notice provided by Cisco. If Distributor does not agree with a change made to Services under the Program under this clause, Distributor may elect to either (i) terminate this Addendum within [*****] days of the notice of change of scope by providing written notice to Cisco of such termination; or (ii) cease purchasing the affected Service at its sole discretion, but such cessation will not limit Distributor's ability to participate in the affected Service or any other Services under the Program for which Distributor is eligible.

5.0	CISCO RIGHTS AND OBLIGATIONS.

5.0
Cisco    will    make    available    the    Services    listed    at http://www.ciscodistributioncentral.com/cisco-distributor-value-created-services-program for purchase by Distributor and resale to Reseller with service delivery to End User in a Distributor-Led support model under the Program. Services are subject to Distributor eligibility and any availability limitations specified in the applicable Service Description.

5.2
Inspection Fee. In order to be eligible to receive support services as set out herein for Product that has not been previously supported, for Product where support has lapsed and/or for Other Product. the following shall apply:

5.2.1
Cisco may charge an inspection fee for Product and/or Other Product in accordance with Cisco's standard fee schedule on the Price List in effect at the time of inspection (any related upgrades, replacements, repairs, or troubleshooting are excluded) ; and

Exhibit 10.49

5.2.2	Cisco will validate a Software license exists for Software to be supported. Where a valid Software license does not exist, a Software license fee shall be payable by Distributor to Cisco.

6.0	DISTRIBUTOR RIGHTS AND OBLIGATIONS.

6.1
Distributor has read, understood, and agrees to comply with Program Guide, and Additional Program Documentation contained therein, located at http://www.ciscodistributioncentral.com/cisco-distributor-value-created-services-program which is incorporated herein by reference and may be updated from time to time by Cisco in its sole discretion under Section 4.0 (Change of Scope). Distributor must comply at all times with requirements of particular Services, Program Guide, and Additional Program Documentation in order to achieve and retain the benefits of the Program, including any associated rebate.

6.2
Distributor-Led. Distributor has been granted the right by Cisco to provide support to End Users for Services that have been made available for purchase by any Reseller from Distributor. Such support would be considered as Distributor-Led support provided to End User on behalf of Reseller. Under this type of support model, Distributor will be providing support, depending on Service indicated in the Program Guide and Additional Program Documentation, to the End User and Cisco will be providing back line escalation support to Distributor as defined in the Service Description for the applicable Service purchased by Distributor. Under a Distributor-Led support model, Distributor acknowledges that Cisco will not be providing support to Distributor, Reseller or End User. The responsibility to provide support directly to End User will fall on the Distributor as described in the applicable Service Description.

7.0	REPRESENTATION OF CISCO BRAND. Distributor agrees to comply with the guidelines located at http://www.cisco.com/web/partners/market/partner-marks.html, is incorporated herein by reference.

8.0	PRICE AND PAYMENT.

8.1	The price for support of Products is (a) calculated by applying Cisco's then-current service list price less Distributor's discount under the Program.

8.2
All stated prices are exclusive of taxes, fees, duties or other applicable amounts. Any taxes related to Services purchased pursuant to this Agreement shall be paid by Distributor or Distributor shall present an exemption certificate acceptable to the taxing authorities. Applicable taxes, if any, shall be billed as a separate item on the invoice, to the extent possible. Cisco reserves the right to increase any Service fee in the event a withholding prevents Cisco from receiving the price specified above.

8.3
Distributor is free to determine its resale prices unilaterally. Distributor understands that neither Cisco, nor any employee or representative of Cisco, may give any special treatment (favorable or unfavorable) to Distributor as a result of Distributor’s selection of resale prices. No employee or representative of Cisco or anyone else has any authority to specify what Distributor's resale prices for the Services must be, or to inhibit in any way, Distributor's pricing discretion with respect to the Services.

Exhibit 10.49

9.0	LICENSE.

9.1
Subject to the terms and conditions herein, Cisco grants to Distributor a limited. revocable, non-exclusive, non-transferable license to (a) use, display, reproduce, modify, and distribute Deliverables; (b) create, use, reproduce, and distribute derivative works of the Deliverables; and c) distribute Software that Distributor may receive as a result of Services provided under the Program, only on Product covered under the Program. The license herein is granted solely for Distributor's support of End Users during its participation in the Program and solely for use with Cisco products. Distributor may not sublicense to any persons or entity any rights to reproduce or distribute the Deliverables. Cisco also may terminate this license upon written or oral notice to Distributor, with or without prior notice.

9.2
Access to and use of Tool(s) by Distributor is subject to acceptance of the Cisco End User License Agreement located at www.cisco.com/go/warranty incorporated by reference and made a part hereof. Distributor agrees to return Tool(s) upon termination of the license or upon Cisco's request that the Tool(s) be returned to Cisco.

10.0
OWNERSHIP. As between Distributor and Cisco, Cisco shall at all times retain all right, title, and interest in and to all pre-existing Intellectual Property owned by Cisco as of the Effective Date and all Intellectual Property in and to the Services and Deliverables or other Intellectual Property provided or developed by Cisco or a third party on Cisco's behalf thereafter. As between Distributor and Cisco, Distributor shall at all times retain all right, title, and interest in and to all pre-existing Intellectual Property owned by Distributor as of the Effective Date and all Intellectual Property that is developed by Distributor or by a third party on Distributor's behalf thereafter without the benefit of any of Cisco's Intellectual Property. Third party hardware and software shall at all times be owned by the applicable third party.

11.0
WARRANTY. ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A WORKMANLIKE MANNER. EXCEPT AS SPECIFIED IN THIS SECTION, CISCO HEREBY DISCLAIMS AND DISTRIBUTOR WAIVES ALL REPRESENTATIONS, CONDITIONS, ANO WARRANTIES (WHETHER EXPRESS, IMPLIED, OR STATUTORY), INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR CONDITION (A) OF MERCHANTABLIITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMEN,TTITLE, SATISFACTORYQUALITY, QUIET ENJOYMENT, ACCURACY, (B) ARISING FROM ANY COURSE OF DEALING , COURSE OF PERFORMANCE, OR USAGE IN THE INDUSTRY. TO THE EXTENT AN IMPLIED WARRANTY CANNOT BE DISCLAIMED, SUCH WARRANTY IS LIMITED IN DURATION TO THE APPLICABLE EXPRESS WARRANTY PERIOD. DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY SHALL BE, AT CISCO'S OPTION, RE PERFORMANCE OF THE SERVICES; OR CANCELLATION OF THE APPLICABLE SERVICE ORDERED AND RETURN OF THE PORTION OF THE SERVICE FEES PAID TO CISCO BY DISTRIBUTOR FOR SUCH NON-CONFORMING SERVICES.

12.0	LIMITATION OF LIABILITY AND CONSEQUENTIAL DAMAGES WAIVER.

12.1
DISTRIBUTOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS SOLELY RESPONSIBLE FOR THE DETERMINATION ANO IMPLEMENTATION OF THEIR END USER'S NETWORK, DESIGN, BUSINESS, OR OTHER REQUIREMENTS AND THAT CISCO SHALL NOT BE RESPONSIBLE FOR THE FAILURE OF DELIVERABLES AND/OR RELATED SOFTWARE TO MEET END USER'S NETWORK, DESIGN, BUSINESS, OR OTHER REQUIREMENTS.

12.2
ALL LIABILITY OF CISCO, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND SUPPLIERS (COLLECTIVELY) FOR CLAIMS ARISING UNDER THIS ADDENDUM OR OTHERWISE HOWSOEVER ARISING SHALL BE LIMITED TO THE AMOUNT PAID BY DISTRIBUTOR TO CISCO PURSUANT TO THE RELEVANT SERVICE DURING THE [*****] PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES FIRST GIVING RISE TO SUCH LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER-INCIDENT (I.E., THE EXISTENCE OF TWO OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT).

Exhibit 10.49

12.3
EXCEPT FOR DISTRIBUTOR'S BREACH OF SECTION 9 (LICENSE), IN NO EVENT SHALL EITHER PARTY, ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR LOST REVENUE, LOST PROFITS, OR LOST OR DAMAGED DATA, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.

13.0	DATA USAGE AND PROTECTION.

13.1
For the purposes of this Section, "personal data", "processing of personal data'', (''processing"), "controller", "processor”, “data subjects", and "third party", shall have the same meanings as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and of the free movement of such data. If the applicable laws implementing the Directive in a particular country apply a broader definition of "personal data" (e.g. so as also to include information about legal entities), then the definition of "personal data" under that country's implementing laws shall apply.

13.2
Cisco shall, during the term of this Agreement, comply with all applicable laws, regulations, regulatory requirements, and codes of practice in connection with any processing of personal data which they undertake in the performance of or in connection with this Agreement or which may otherwise apply, including, without limitation, privacy or data protection laws applicable in the country or countries where personal data is collected or held or otherwise processed including, but not limited to laws and regulations implementing Directive 95/46/EC (such as the UK Data Protection Act 1998), Directive 2002/58/EC on Privacy and Electronic Communications, and any data privacy laws enacted thereunder (together, the "Data Protection Laws").

13.3	Cisco shall not transfer End User personal data across any country border unless it is strictly unavoidable for the proper performance of the Services.

13.4	Cisco shall treat all personal data in a manner consistent with its Privacy Policy statement (available at Cisco.com).

Exhibit 10.49

14.0	ASSIGNMENT AND SUBCONTRACTING.

14.1
Without prejudice to the Assignment provision of the Agreement, Distributor may not delegate, assign, or subcontract any obligation which it has to an End User to provide support services for Products under the Program incorporating any of the Services, except where;

(a)	otherwise permitted in writing by Cisco with its prior written consent; or

(b)	Distributor subcontracts to a company that meets the qualification criteria for participation under the Program but is acting as a subcontractor to Distributor ("Services Only Partner"); or

(c)
Distributor subcontracts to a service provider in respect of which Distributor demonstrates to Cisco's reasonable satisfaction , such approval not to be unreasonably withheld or delayed, that the service provider provides support services of an equivalent level of quality to an Distributor qualified under the Program.

14.2
In the event that the Territory includes a country within the European Economic Area ("EEA" ), Distributor is authorized to provide support services incorporating the Services under the Program in an EEA country (''Destination Country" ) where it is not qualified to participate in the Program, provided it has either: (f) subcontracted the Services to a Services Only Partner qualified in the Destination Country as set forth above; or (li) made other arrangements to Cisco's reasonable satisfaction, such approval not to be unreasonably withheld or delayed, to provide support services in the Destination Country of a quality equivalent to a Services Only Partner qualified in that country.

14.3
In all permitted exceptions identified above, the Distributor subcontracting the Services shall remain entirely responsible and any actions taken by the Distributor or the Services Only Partner will count in the measurement of Distributor’s performance metrics under the Program.

15.0	TERM AND TERMINATlON.

15.1
In addition to all rights and remedies which it may have under the Agreement, Cisco may terminate or suspend its performance with respect to some or all Products covered under this Program, whether or not Products were purchased prior to or subsequent to the Effective Date, immediately upon notice if (i) Distributor fails to maintain the eligibility under the Program; (ii) Distributor fails to pay for the Services when due and fails to make such payment within [*****] days after notice from Cisco of such past due payment; (iii) if Distributor breaches the provisions of Sections 9, 17.2, 17.3, and/or any of the material provisions of this Addendum and fails to remedy such breach within [*****] days after written notification by Cisco to Distributor of such breach; (iv) in the event that Cisco discontinues Service for one or more Product for whatever reason or (v) the Agreement terminates.

15.2	Either party may at any time terminate the Addendum for convenience, for any reason or no reason, by providing the other party with [*****] prior written notice of termination.

15.3	This Addendum shall terminate when the Agreement terminates.

15.4
In the event that Cisco's obligations to Distributor under this Program with respect to support of Product for which payment was made prior to the expiration of the term as set forth in this Section extend beyond the term as applicable, and provided that Distributor complies with the terms of the Agreement and its obligations in this Addendum, Cisco will provide support to Distributor for the term of support specified in the purchase order issue to Cisco by Distributor provided that the maximum period of support shall not exceed [*****] years from the date of such purchase order.

16.0
INDEMNIFICATION. Distributor hereby indemnifies and holds Cisco harmless from any claim, loss, damage, or expense, including, but not limited to, reasonable court costs and attorneys' fees, resulting from any claim made by End User against Cisco that: (a) Distributor has failed to provide End User with support services in accordance w1th an agreement between Distributor and End User; or (b) Distributor has failed to

Exhibit 10.49

comply with or perform its obligations set forth in this Agreement, whether under a claim of a third party beneficiary or otherwise. This shall not limit Cisco's obligations, subject to the terms of this Agreement, to provide the support services described herein.

17.0	GENERAL.

17.1	Third Party Services. Cisco reserves the right to subcontract the provision of all or part of the Services to a third party.

17.2
Disclosure of Contract Information. Distributor acknowledges and agrees that in no event shall any of the information contained in this Agreement or Distributor's service contract number(s) or Cisco.com access information be disclosed to any third party. Such information shall be considered Confidential Information under the Agreement.

17.3	Service Marks. Distributor will not use Cisco's service marks in any manner except as set out in this Agreement or as mutually agreed upon in writing.

17.4
Entitlement. Distributor acknowledges that Cisco has the right to verify an End User's entitlement to receipt of Services, and that End User is entitled to receive support services only on Product for which Distributor has paid the applicable license and support fees to Cisco. Distributor agrees to assist Cisco with enforcement of End User entitlement as necessary, including, without limitation, providing serial number(s) to Cisco and enabling Cisco to undertake inventory review(s).

17.5
Notices. All notices required or permitted under this Addendum wilt be in writing and will be deemed given one (1) day after deposit with a commercial express courier specifying next day delivery (or two (2) days for international courier packages specifying 2-day delivery), with written verification of receipt. All communications will be sent to the addresses set forth on the cover sheet of this Agreement or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph. Notwithstanding the above, notices regarding changes to the Program may also be by posting on Cisco.com or by e-mail or fax.

17.6
Assignment. Neither this Addendum nor any rights under this Addendum may be assigned by Distributor without the express prior written consent of Cisco. Any attempted assignment in violation of the preceding sentence shall immediately terminate the Addendum. Cisco may assign this Addendum and any right or obligation under it without Distributor's approval, to any affiliate, meaning any corporation, firm, partnership or other entity that directly or directly controls, or is controlled by, or is under common control with Cisco.

17.7
Survival. Sections 9 (License), 10 (Ownership), 11 (Warranty), 12 (Limitation of Liability and Consequential Damages Waiver), 13 (Data Usage and Protection), 15 (Term and Termination), 16 (Indemnification), and 18 (General) shall survive the termination or expiration of this Addendum.